Exhibit 99

1155 Battery Street, San Francisco, CA 94111

    LEVI

  STRAUSS

     & CO.

    NEWS

Investor Contact:	Eileen VanEss
Levi Strauss & Co.
(415) 501-2477

For immediate release

Media Contact:	Linda Butler
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER 2004 FINANCIAL RESULTS

SAN FRANCISCO (April 13, 2004) — Levi Strauss & Co. (LS&CO.) today announced financial results for the first quarter ended February 29, 2004 and filed its first-quarter 2004 Form 10-Q with the Securities and Exchange Commission. The company grew net sales and improved gross margins.

First-quarter 2004 net sales were $962 million compared to $877 million for the first quarter of 2003, representing an increase of 9.7 percent on a reported basis and 3.5 percent on a constant-currency basis.

“I’m encouraged about the start of the year. First-quarter sales exceeded our expectations,” said Phil Marineau, chief executive officer. “Our results were driven by the growth and expansion of the Levi Strauss Signature™ brand and a very robust Asia Pacific business. Continued pricing pressures and weakness in the men’s apparel category contributed to sales declines in the U.S. Dockers® and Levi’s® brands in the first quarter, but we’re pleased to see improving consumer sell-through for both brands in February and March.

“Our first-quarter performance reflects steps we took last year, including entering the mass channel, reducing our product costs and reorganizing our U.S. and European businesses to take cost and complexity out of the organization,” continued Marineau. “We still have much more to do. We continue to be concerned about the Levi’s® and Dockers® brands in the United States and Europe, but believe our revamped product lines are relevant and appealing. We have launched new marketing campaigns to drive additional brand sales worldwide. We’re also making good progress in our work with consulting firm Alvarez & Marsal to identify additional opportunities to drive performance, reduce costs and working capital, and improve cash flow.”

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First-Quarter 2004 Results

■	Gross profit was $408 million, or 42.4 percent of sales, compared to $360 million, or 41.1 percent of sales for the first quarter of 2003. The improvement in 2004 gross profit reflects increased sales, lower sales allowances, reduced product costs and stronger foreign currencies, somewhat offset by the wholesale price reductions principally taken in mid-2003.

■	Operating income for the quarter was $61 million, or 6.3 percent of revenue, compared to $66 million, or 7.5 percent of revenue, for the same period of 2003. Operating income thus decreased $5 million and operating margin decreased 1.2 percentage points, reflecting substantially higher restructuring charges, net of reversals, partially offset by higher gross profit, a retiree medical curtailment gain and lower advertising expense.

➢	Operating income included restructuring charges, net of reversals, of $54 million in the first quarter of 2004, and net restructuring reversals of $3 million in the first quarter of 2003. The 2004 first-quarter restructuring charges were primarily associated with the suspension of the installation of an enterprise resource planning system.

➢	Operating income in the first quarter of 2004 also reflected a curtailment gain of $16 million related to changes in our retiree medical plans.

➢	Operating income in the first quarter of 2004 included advertising expense of $54 million (5.6 percent of net sales), compared to $69 million (7.8 percent of net sales) in the prior year. Our first-quarter advertising spend as a percent of net sales is not necessarily indicative of our full-year advertising expense.

■	Net loss for the first quarter of 2004 was $2 million compared to a net loss of $58 million for the same period of 2003. The $56 million improvement reflected increased gross profit, lower non-operating expense and lower tax expense, somewhat offset by increased restructuring charges and higher interest expense.

As of February 29, 2004, total debt, less cash, stood at $2.16 billion compared to $2.11 billion at the end of fiscal year 2003. As of April 11, 2004, the company had available U.S. liquidity resources of approximately $423 million, consisting of approximately $161 million in highly liquid short-term investments, and $262 million in net available borrowing capacity under its revolving credit facility.

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“We’re pleased with the positive momentum in our reported results, but are cognizant of our need to strengthen our core U.S. and European Levi’s® and Dockers® businesses,” said Jim Fogarty, chief financial officer. “Looking ahead, ongoing deflationary pressures in apparel and a competitive market worldwide will continue to put pressure on sales and margins. We must stay focused on becoming a more efficient organization with a cost structure appropriate to the size of our business.

“We are now completing an intensive analysis of our business strategies, plans and operations with Alvarez & Marsal, and are implementing a number of actions intended to simplify our business structure, reduce costs, enhance our margins and foster sensible revenue growth,” Fogarty said.

“To help reduce business complexity, business risk, inventory investment and enable cost savings, we are rationalizing our product lines,” Fogarty said. “This rationalization includes narrowing our merchandising assortments, exiting unprofitable or low-volume product lines, and licensing out categories that we believe are not in our core competency, including men’s and women’s tops and kids’ products in the U.S. Levi’s® brand and women’s tops in the Dockers® brand. We also believe these product rationalization actions will begin to focus our assortments by door and by fixture, and thereby enhance our performance at retail.”

Fogarty continued, “We also performed an in-depth review of our cost structure. Our approach to cost reduction was to protect the front end of our business — our brands and customer-facing functions— while streamlining the back end — our corporate support functions. For example, we have recently begun outsourcing most of the transactional activities in the human resources function in the U.S. business. As we continue to streamline the company in 2004, we will be eliminating staff and open positions. In May, for example, we plan to eliminate approximately 200 staff and 75 open positions in the North America region.

“We believe the implementation of these and other actions that LS&CO. and A&M have jointly identified will deliver SG&A as a percent of revenue and operating margins that will be more competitive in 2005,” said Fogarty. “As we move through the implementation phase of this work, we will continue to explore additional ways to further reduce our cost structure, increase cash flow and strengthen our capital structure. We will provide additional information on specific initiatives as they unfold throughout the balance of the year. We reiterate that it is a challenging environment; however, with this quarter’s good start and the execution of these initiatives we remain cautiously optimistic about our performance for the remainder of the year.”

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Investor Conference Call

The company’s first-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, April 13, 2004 at 7 a.m. PDT/10 a.m. EDT. A replay is available on the Web site the same day and will be archived for six months. A telephone replay also is available at 800-642-1687 in the U.S. and Canada, or 706-645-9291 internationally; I.D. #6459727 through May 12, 2004.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2003, especially in the Management’s Discussion and Analysis — “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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